Exhibit 99.3

Media contact: Tesia Williams media-relations@its.jnj.com	Investor contact: Jessica Moore investor-relations@its.jnj.com

Johnson & Johnson Announces 62nd Consecutive Year of Dividend Increase; Raises Quarterly Dividend by 4.2%

New Brunswick, NJ (April 16, 2024) – Johnson & Johnson (NYSE: JNJ) today announced that its Board of Directors has declared a 4.2% increase in the quarterly dividend, from $1.19 per share to $1.24 per share, marking the 62nd year of consecutive increases.

At the new rate, the indicated dividend on an annual basis is $4.96 per share compared to the previous rate of $4.76 per share. The next quarterly dividend is payable on June 4, 2024 to shareholders of record at the close of business on May 21, 2024. The ex-dividend date is May 20, 2024.

About Johnson & Johnson

At Johnson & Johnson, we believe health is everything. Our strength in healthcare innovation empowers us to build a world where complex diseases are prevented, treated, and cured, where treatments are smarter and less invasive, and solutions are personal. Through our expertise in Innovative Medicine and MedTech, we are uniquely positioned to innovate across the full spectrum of healthcare solutions today to deliver the breakthroughs of tomorrow, and profoundly impact health for humanity. Learn more at https://www.jnj.com/.